UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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VASCO Data Security International, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2016

To the Stockholders of

VASCO Data Security International, Inc.:

The Annual Meeting of Stockholders of VASCO Data Security International, Inc., a Delaware corporation (“Company”), will be held on Wednesday, June 15, 2016, commencing at 10:00 a.m., local time, at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181 for the following purposes:

1. To elect five directors to serve on the Board of Directors;

2. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3. To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge of any other business to be presented or transacted at the meeting.

The Board of Directors recommends that you vote FOR each proposal set forth in this Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders of record on April 26, 2016 are entitled to notice of and to vote at the meeting. Further information as to the matters to be considered and acted upon can be found in the accompanying Proxy Statement.

Our Annual Report to Stockholders for 2015 is also enclosed.

By Order of the Board of Directors,

Mark S. Hoyt
Secretary

Oakbrook Terrace, Illinois

April 26, 2016

You are cordially invited and urged to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card, whether or not you expect to attend in person. You may revoke your proxy at any time before it is voted at the Annual Meeting.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2016

This Proxy Statement is furnished by the Board of Directors of VASCO Data Security International, Inc. (“Company, “VASCO,” “we,” “us” or “our”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 15, 2016 , commencing at 10:00 a.m., local time, at our principal executive offices located at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181, and at any postponement or adjournment thereof. Directions may be obtained by calling (630) 932-8844. Holders of record of shares of our common stock at the close of business on April 26, 2016, will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of common stock that you own entitles you to one vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder

Meeting To Be Held on June 15, 2016:

The Company’s Proxy Statement and Annual Report to Stockholders (including our Annual Report on Form 10-K) are available at: http://www.vasco.com/investors.

If you received a notice of internet availability of proxy materials (“E-Proxy Notice”) by mail or electronically, you will not receive a printed copy of the Proxy Statement or Annual Statement unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice. On or about May 2, 2016, we will begin mailing printed copies of our proxy materials to certain of our stockholders and the E-Proxy Notice to all other stockholders.

ANNUAL REPORT

Our Annual Report to Stockholders for the fiscal year ended December 31, 2015 has been included in the mailing of this Proxy Statement, and we recommend that you review it for financial and other information. It is not intended to be a part of the proxy soliciting material. The Annual Report includes, among other information, our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. You can review and download a copy of VASCO’s Annual Report on Form 10-K by accessing our website, www.vasco.com/investors, or you can request paper copies, without charge, by writing to VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Mark S. Hoyt, Secretary.

THE ANNUAL MEETING

Matters to be Considered

The Annual Meeting has been called to:

1.	Elect five directors to serve on the Board of Directors (sometimes referred to as the “Board”) (“Proposal 1”);

2.	Ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (“Proposal 2”); and

3.	Transact such other business as may properly come before the meeting.

Voting at the Annual Meeting

A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting will constitute a quorum for the transaction of business. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Holders of record of outstanding shares of common stock at the close of business on April 26, 2016 are entitled to notice of and to vote at the Annual Meeting. As of April 26, 2016, there were 40,202,379 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to cast one vote on any matter submitted to the stockholders for approval.

Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast and entitled to vote will be required for Proposal 1, and the affirmative vote of a majority of the votes cast and entitled to vote thereon will be required for Proposal 2. There is no cumulative voting in the election of directors.

Stockholders may vote in favor of or withhold authority to vote for the nominees for election as directors listed under Proposal 1. Stockholders may vote for or against, or abstain from voting on, Proposal 2. Abstentions and withheld votes will be counted by the election inspector in determining whether a quorum is present. With respect to Proposal 1, each nominee must receive a plurality of the votes cast and entitled to vote, and any director nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results pursuant to the Company’s majority vote policy, more fully described in Proposal No. 1, below. Under the majority vote policy, abstentions and broker non-votes will not have an impact on the election of directors. With respect to Proposal 2 which requires the approval of a majority of the votes cast and entitled to vote thereon, abstentions will have no effect on the outcome of the vote on such proposal.

Broker non-votes will also be counted by the election inspector in determining whether a quorum is present. Broker non-votes are proxies received from brokers when the broker has neither received voting instructions from the beneficial owner nor has discretionary power to vote on a particular proposal. Broker non-votes, because they are not considered “votes cast,” are not counted in the vote totals and will have no effect on the election of directors or the approval of any proposal considered at the Annual Meeting. Brokers are subject to the rules of the New York Stock Exchange (“NYSE”), and the NYSE rules provide that brokers only possess discretionary power to vote on matters that are considered routine, such as the ratification of the independent registered public accounting firm described in Proposal 2. In contrast, brokers do not have discretionary authority to vote shares held in street name on non-routine matters. Under the NYSE rules, the election of directors is not considered a routine matter. As a result, with respect to Proposal 1, shares held in street name will not be voted unless the broker is given voting instructions by the beneficial owner. With respect to Proposal 2, brokers have the discretionary authority to vote shares held in street name even if they do not receive voting instructions from the beneficial owner.

If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted:

a.	FOR election of all nominees for election as director as listed herein;

b.	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

c.	In accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

Any stockholder executing a proxy has the power to revoke it at any time before it has been voted by delivering written notice to the Secretary of the Company, by executing a later-dated proxy or by voting in person at the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered prior to June 15, 2016 to:

VASCO Data Security International, Inc.

1901 South Meyers Road, Suite 210

Oakbrook Terrace, Illinois 60181

Attention: Secretary

or hand delivered to the Secretary before the closing of the polls at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect five directors. All of the director nominees will be elected at the Annual Meeting. Each director will serve until the annual meeting in 2017, until a qualified successor director has been elected, or until he or she resigns, dies or is removed.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following individuals for election as directors at the Annual Meeting: Michael P. Cullinane, John N. Fox, Jr., Jean K. Holley, T. Kendall Hunt and Matthew Moog, all of whom are current directors and have agreed to serve if elected.

While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or the Board may, in its discretion, reduce the number of directors to be elected. The affirmative vote of a plurality of the votes cast and entitled to vote at the Annual Meeting is required for the election of directors but under the majority voting policy in the VASCO Corporate Governance Guidelines, any director nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results. Under the plurality voting standard and our majority voting policy, abstentions and broker non-votes will not have an impact on the election of directors.

The Board of Directors recommends that the stockholders vote “FOR” each of the nominees listed herein.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

KPMG LLP served as independent registered public accounting firm for the fiscal year ended December 31, 2015 and has acted as independent registered public accounting firm for the Company, and its predecessor, VASCO Corp., since 1994. Representatives of KPMG LLP are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND MANAGEMENT

Except as otherwise indicated below, the table below sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2016, for (i) each of our directors, (ii) each of our named executive officers, (iii) all directors and executive officers as a group, and (iv) each person or entity known by VASCO to beneficially own more than 5% of the outstanding shares of common stock. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them unless otherwise indicated. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date that such person has the right to acquire within 60 days after such date.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class
Executive Officers and Directors
T. Kendall Hunt	9,272,375	(2)	23.06%
Jan Valcke	578,728		1.44%
Mark S. Hoyt	34,490		*
Clifford K. Bown	125,998		*
Michael P. Cullinane	171,134		*
John N. Fox	90,634		*
Jean Holley	94,849		*
Matthew Moog	34,440		*
All Executive Officers and Directors as a group (8 persons)	10,402,648		25.88%
5% Stockholders
BlackRock, Inc.	2,708,646	(3)	6.74%
Factor Advisors, LLC and Penserra Capital Management, LLC	2,260,070	(4)	5.62%

*	Ownership is less than 1%.

(1)	The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after March 31, 2016, including through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. As of March 31, 2016, there were 40,202,379 shares of common stock outstanding.

(2)	Includes 1,011,300 shares held in the Barbara J. Hunt Marital Trust. The amount also includes 200,000 shares held by T. Kendall Hunt’s spouse and 1,000 shares held by Mr. Hunt’s stepdaughter as to which shares Mr. Hunt disclaims beneficial ownership. Further, the amount includes 100,000 shares held in the T. Kendall Hunt and Barbara J. Hunt Charitable Remainder Trust as to which Mr. Hunt disclaims beneficial ownership to the extent he does not have a pecuniary interest. The address of T. Kendall Hunt is 1901 S. Meyers Road, Oakbrook Terrace, IL, 60181.

(3)	Based solely on a Schedule 13G/A filed on January 27, 2016 by this beneficial owner. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022.

(4)	Based solely on a Schedule 13G filed on February 11, 2016 by these beneficial owners. The address of Factor Advisors LLC is 35 Beechwood Road, Suite 2B, Summit, NJ 07091 and the address of Penserra Capital Management, LLC is 140 Broadway, 46th Floor, New York, NY 10005.

The following table sets forth shares of our common stock that were authorized to be issued as of December 31, 2015 under the Company’s 1997 Stock Compensation Plan, as amended and restated in 1999 (the “1997 Stock Compensation Plan”) and the 2009 Equity Plan. Upon our stockholders’ reapproval of the 2009 Equity Plan, our 1997 Stock Compensation Plan was suspended and no additional awards will be issued under the 1997 Stock Compensation Plan. However, all outstanding awards under the 1997 Stock Compensation Plan were unaffected by our stockholders’ reapproval of the 2009 Equity Plan.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	$0.00	6,149,453
Equity compensation plans not approved by security holders	not applicable	not applicable	not applicable
Total	0	$0.00	6,149,453

(1)	Subject to adjustment for stock dividends, stock splits and other similar events, a maximum of 6,149,453 shares of common stock was available for issuance under the 2009 Equity Plan as of December 31, 2015.

DIRECTORS AND EXECUTIVE OFFICERS

The names of and certain information regarding our current directors who are nominated for the election and our executive officers appear below.

T. KENDALL “KEN” HUNT—Mr. Hunt is our founder, Chairman of the Board and Chief Executive Officer. Mr. Hunt has served as Chairman of the Board since the Company’s incorporation in 1997, and currently serves a one-year term. He was our Chief Executive Officer from 1997 through 1999 and returned as CEO in November 2002. He served as a member of the Board of Directors of Global Med Technologies, Inc. from March 2006 until April 2010 and RedRoller Holdings, Inc. from December 2007 until December 2008. He holds an MBA from Pepperdine University, Malibu, California, and a B.B.A. from the University of Miami, Florida. Mr. Hunt is 72 years old.

Mr. Hunt has extensive experience in international business, internet and network security, and the acquisition and development of businesses in the United States and Europe. His day-to-day leadership, as Chief Executive Officer of VASCO, provides him with intimate knowledge of our operations and corporate strategy.

MICHAEL P. CULLINANE—Mr. Cullinane has been a director since April 1998 and currently serves a one-year term. He is the Chairman of our Audit Committee and a member of our Compensation Committee and our Corporate Governance and Nominating Committee. From May 2008 through September 2013, Mr. Cullinane served as Executive Vice President and CFO of SilkRoad, Inc., a software services company in the human capital management space. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer of Lakeview Technology Inc. from January 2005 to July 2007. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer and a director of Divine, Inc. from July 1999 to May 2003. He served as Executive Vice President, Chief Financial Officer and a director of PLATINUM Technology International, Inc. from 1988 to June 1999. Mr. Cullinane received a B.B.A. from the University of Notre Dame, South Bend, Indiana. Mr. Cullinane is 66 years old.

Mr. Cullinane has an extensive finance, accounting and technology background, having served as chief financial officer of four technology companies, two of which were publicly traded. He provides the Board with unique insights into the Company’s growth strategies and global financial and accounting matters.

JOHN N. FOX, JR.—Mr. Fox has been a director since April 2005 and currently serves a one-year term. He is Chairman of our Compensation Committee and is a member of our Audit Committee and our Corporate Governance and Nominating Committee. From 1998 to 2003, Mr. Fox served as a Vice Chairman of Deloitte & Touche and the Global Director, Strategic Clients for Deloitte Consulting. He held various other positions with Deloitte Consulting from 1968 to 2003, and served on the board of Deloitte Touche Tohmatsu from 1998 to 2003. Since 2007, Mr. Fox has been a director of Cognizant Technology Solutions Corporation and serves on the Compensation Committee and the Nominating and Governance Committee. Mr. Fox received his B.A. degree from Wabash College and his MBA from the University of Michigan. Mr. Fox is 73 years old.

Mr. Fox has extensive global business experience having served as vice chairman and global director of an internationally prominent consulting firm. He has over 34 years of experience advising clients on large scale, complex transactions, including strategic initiatives, new business models, reengineered business processes, merger integration and organizational change. He provides the Board with the perspective of an executive with direct project management, staffing, compensation and organizational process experience.

JEAN K. HOLLEY—Ms. Holley has been a director since August 2006 and currently serves a one-year term. She is Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee and Compensation Committee. Ms. Holley has been serving as Group Senior Vice President and Chief Information Officer for Brambles Limited, the world’s leading provider of pallet and container pooling solutions and provider of information management solutions, since September 2011. From April 2004 until August 2011,

Ms. Holley served as the Executive Vice President and Chief Information Officer for Tellabs, Inc., a company that designs, develops, deploys and supports telecommunications networking products around the world. Ms. Holley previously served as the Vice President and Chief Information Officer for USG Corporation from 1999 to 2003. Prior to that, she served as Senior IT Director for Waste Management, Inc. Ms. Holley holds a B.S. in Computer Science/Electrical Engineering from Missouri University Science & Technology, and a M.S. in Computer Science/Engineering from Illinois Institute of Technology in Chicago. Ms. Holley is 57 years old.

Ms. Holley has an extensive background in information technology (IT) and engineering, global operations and manufacturing, corporate strategy and product development, having served as the chief information officer of two public companies. She brings to the Board the perspective of a technology executive with many years of experience in operations, communications strategy planning, product development, IT capabilities and data security.

MATTHEW MOOG—Mr. Moog has been a director since December 2012 and currently serves a one-year term. He is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Mr. Moog is CEO of Power Reviews, Inc., a leading consumer ratings and reviews service. In this role, Mr. Moog is responsible for leading the company to create innovative products and services that help consumers make smart decisions and help businesses gain valuable feedback. In addition, Mr. Moog is Founder of Built In, a network of regional online communities that connect, educate, and promote digital entrepreneurs and innovators. Mr. Moog is also the founder of the FireStarter Fund, an early stage investment fund focused on digital technology companies, and chaired the project to launch 1871, a 50,000 square foot co-working center for technology startups in Chicago. Mr. Moog is 46 years old.

Previously, Mr. Moog served as President & CEO of publicly-traded Q Interactive, EVP Sales and Marketing at CoolSavings, Inc. the predecessor to Q Interactive and Business Development Manager at Microsoft. Mr. Moog holds a BA in Political Science from George Washington University.

Executive Officers

JAN VALCKE— Mr. Valcke is our President and Chief Operating Officer and has held this position since 2002. Mr. Valcke has been an officer of the Company since 1996. From 1992 to 1996, he was Vice-President of Sales and Marketing of Digipass NV/SA, a member of the Digiline group. He co-founded Digiline in 1988 and was a member of the Board of Directors of Digiline. Mr. Valcke received a degree in Science from St. Amands College in Kortrijk, Belgium. Mr. Valcke is 61 years old.

MARK S. HOYT— On November 3, 2015, the Board of Directors appointed Mark S. Hoyt to the positions of Chief Financial Officer, Secretary and Treasurer. Mr. Hoyt joined the Company as of October 5, 2015. Prior to joining the Company, Mr. Hoyt was the Chief Financial Officer of Groupon, Inc. (NASDAQ:GRPN) operations in Europe, Middle East and Africa, based in Switzerland from 2012 to 2015, and from 2010 to 2012, he was Vice President of International Financial Operations of Groupon, Inc. based in Chicago. Mr. Hoyt is a CPA and began his career at PricewaterhouseCoopers, followed by international positions at Motorola, Inc. and CareerBuilder. Mr. Hoyt holds an M.B.A. from the University of Chicago Booth School of Business and a B.S. in Accountancy from Miami University. Mr. Hoyt is 47 years old.

CLIFFORD K. BOWN—Mr. Bown was our Executive Vice President, Chief Financial Officer and Secretary and served as our Chief Financial Officer from 2002 until 2015 when he was succeeded by Mr. Hoyt. Mr. Bown started his career with KPMG LLP where he directed the audits for several publicly held companies, including a global leader in integrated and embedded communications solutions. From 1991 to 1993, he was CFO for publicly held XL/DATACOMP, a $300 million provider of midrange computer systems and support services in the U.S. and U.K. Mr. Bown also held CFO positions in two other companies focused on insurance and healthcare from 1995 through 2001. Mr. Bown received a B.S. in Accountancy from the University of Illinois, Urbana, Illinois, and an M.B.A. from the University of Chicago, and is a CPA. Mr. Bown is 65 years old.

Meetings of the Board of Directors

The Board of Directors met fifteen times during 2015. Each incumbent director attended at least 84% of the meetings of the Board and the meetings held by all committees on which he or she served in 2015, in the aggregate. As part of their duties, the directors are expected to attend the annual meetings of stockholders. Each of the directors attended last year’s annual meeting.

The Board of Directors presently has three standing committees, the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee, each of which is described more fully below.

Board Independence

Our Board of Directors conducts an annual review as to whether each of our directors meets the applicable standards of the NASDAQ Stock Market Rules. Our Board of Directors has determined that each of the current directors and director nominees, other than T. Kendall Hunt, has no material relationship with VASCO other than as a director and is independent within the listing standards of NASDAQ. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the directors or director nominees, other than T. Kendall Hunt.

Board Leadership Structure

The current leadership structure of the Company provides for the combination of the roles of the Chief Executive Officer and the Chairman of the Board of Directors. T. Kendall Hunt, the founder of VASCO, serves as both our Chairman of the Board and Chief Executive Officer. At this time, the Board believes that in light of the Company’s size, the nature of our business and the need for both a strong business and technical knowledge base in its decision making, the combination of these roles serves the best interests of VASCO and our stockholders. As the founder of VASCO, Mr. Hunt is uniquely qualified to lead our Board and to ensure that critical business issues are brought before the Board. We also believe that the combination of the roles of the Chief Executive Officer and the Chairman of the Board of Directors is appropriate in light of the independent oversight of the Board. Although the Board has not designated a lead independent director, the Company has a long history of strong independent directors, with four of the five current members of the Board being independent. In addition, the Audit, Compensation and Corporate Governance and Nominating Committees are comprised solely of independent directors. The Board regularly reviews the Company’s leadership structure and reserves the right to alter the structure as it deems appropriate.

The Board’s Role in Risk Oversight

The Board of Directors is primarily responsible for overseeing the assessment and management of the Company’s risk exposure and does so directly and through each of its committees. The Board of Directors and each of its committees regularly discuss with management the Company’s major risk exposures, the potential financial impact such risks may have on the Company, and the steps the Company must take to manage any such risks. The Audit Committee oversees the Company’s risks and exposures regarding financial reporting and legal compliance. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Corporate Governance and Nominating Committee oversees risks related to succession planning and compliance with our Corporate Governance Guidelines and Code of Conduct and Ethics. As necessary or appropriate, the Board and its committees may also retain outside legal, financial or other advisors. The Company’s overall risk management program is reviewed at least annually by the Board. Throughout the year, management updates the Board and relevant committees about factors that affect areas of potential significant risk. We believe that this is an effective approach for addressing the risks faced by VASCO and that our Board’s leadership structure, which combines the roles of the Chief Executive Officer and the Chairman of the Board of Directors, also supports this approach by providing a greater link between the Board and management.

Communications with Directors

Stockholders may send communications to the Board of Directors at the Company’s address, 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to the Board as a whole and designated as “Confidential,” the communication will be delivered to the Chairman of the Corporate Governance and Nominating Committee. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of the Board at its next regularly scheduled meeting.

Corporate Governance and Nominating Committee

The Board of Directors constituted and established the Corporate Governance and Nominating Committee with authority, responsibility, and specific duties as described in the Corporate Governance and Nominating Committee Charter. A copy of the charter is available on our website, www.vasco.com/investors in the corporate governance section of our investor relations webpage. The primary function of this committee is to assist the Board in:

•	Determining the appropriate structure of the Board, including committees;

•	Evaluating the performance of the Board and management;

•	Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates recommended by stockholders;

•	Providing oversight of management succession plans;

•	Providing oversight of the Corporate Governance Guidelines; and

•	Providing oversight of the Code of Conduct and Ethics.

The Corporate Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. VASCO does not have a formal policy with respect to diversity. However, the Board believes that it is essential that VASCO’s Board members represent diverse viewpoints, with a broad array of business experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders.

The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 not less than 60 nor more than 90 days prior to the date of the Annual Meeting of Stockholders at which the nomination is to be made and should not include self-nominations. The committee applies the same criteria described above to nominees recommended by stockholders.

The Corporate Governance and Nominating Committee is comprised of three or more directors, each of whom must be an independent director, as defined by the NASDAQ Stock Market Rules. The members of the committee are elected by the Board at its annual organizational meeting and serve at the pleasure of the Board until their successors are duly elected and qualified. The members of the Corporate Governance and Nominating Committee are Jean K. Holley (Chair), Michael P. Cullinane, John N. Fox, Jr., and Matthew Moog. The Corporate Governance and Nominating Committee met three times during 2015.

Compensation Committee

The Compensation Committee of VASCO’s Board of Directors is composed of three or more independent directors as determined in accordance with applicable rules of the Nasdaq Stock Market and the SEC and applicable rules under the Code. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on our website, www.vasco.com/investors in the corporate governance section of our investor relations webpage. The Compensation Committee acts on behalf of our Board of Directors to establish the compensation of VASCO’s named executive officers and makes recommendations to the Board regarding compensation of our non-employee directors. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Compensation Committee administers the Company’s 1997 Stock Compensation Plan, the Company’s 2009 Equity Plan and the VASCO Data Security International, Inc. Executive Incentive Compensation Plan (the “Executive Incentive Compensation Plan”). The members of the Compensation Committee are John N. Fox, Jr. (Chairman), Michael P. Cullinane, Jean K. Holley, and Matthew Moog. The Compensation Committee met five times during 2015.

Audit Committee

The Audit Committee of the Board of Directors, as established in accordance with Section 3(a)(58)(A) of the Exchange Act, is composed of three or more independent directors, as required by the NASDAQ Stock Market Rules, who also meet the additional independence standards required for audit committee members. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the financial reporting process on behalf of the Board. A copy of the charter is available on our website, www.vasco.com/investors in the corporate governance section of our investor relations webpage. The members of the Audit Committee are Michael P. Cullinane (Chairman), John N. Fox, Jr., Jean K. Holley, and Matthew Moog. The Board of Directors has determined that Messrs. Cullinane and Moog qualify as audit committee financial experts and has designated them as such. Each year, the Audit Committee recommends the selection of the independent registered public accounting firm to the Board of Directors. We are not required under our charter or Bylaws to submit the selection of the independent registered public accounting firm to a vote of the stockholders. The Audit Committee met ten times during 2015.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee held discussions with management and KPMG LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and KPMG LLP. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These matters included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communication with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described below is compatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee ratified the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael P. Cullinane, Chairman
John N. Fox, Jr.
Jean K. Holley Matthew Moog

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG LLP, VASCO’s registered public accounting firm. Those policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Audit Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Audit Committee outlining the scope of the audit and related audit fees. Our senior management will also recommend, from time to time, to the Audit Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit services, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

The following sets forth the amount of fees paid to our registered public accounting firm, KPMG LLP, for services rendered in 2015 and 2014:

Audit Fees: The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings were $954,471 for the fiscal year ended 2015 and $939,342 for the fiscal year ended 2014.

Audit-Related Fees: In 2015, the aggregate fees billed by KPMG LLP for audit-related services were $141,568. There were no fees billed for audit-related services in 2014.

Tax Fees: The aggregate fees billed by KPMG LLP for tax compliance and tax advice were $5,125 in 2015 and $12,600 in 2014. The 2015 and 2014 fees relate to foreign subsidiary tax returns.

All Other Fees: No other fees were billed by KPMG LLP for 2015 and 2014.

It is currently the policy of the Audit Committee to pre-approve all services rendered by KPMG LLP. The Committee is authorized by its Charter to review and pre-approve the audit plan and all other audit and permitted non-audit services, and related fees or other compensation to be paid to KPMG LLP. The Audit Committee pre-approved all of the above fees for both 2015 and 2014.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

EXECUTIVE SUMMARY

COMPANY RESULTS

VASCO’s revenue from continuing operations for 2015 increased by 20% to $241.4 million from $201.5 million in 2014, and in 2014 increased by 30% to $201.5 million from $155.0 million in 2013.

The relative comparisons of revenue in each year, 2015 to 2014 and 2014 to 2013, reflect the transactional nature of our business where the absolute amount of revenue reported in any given period is a reflection of the transactions closed in that period. Specifically with regards to the comparison of revenue in 2015 to 2014, the increase in revenues reflected an increase in hardware products sold to banking market customers and a small decrease in revenues from enterprise and application security market customers. Revenues from the banking market accounted for 87% and 83% of our revenues in 2015 and 2014, respectively. Our consolidated gross profit for 2015 increased 14% from 2014, and gross profit margin was 60.5% in 2015 compared to 63.4% in 2014.

Total compensation for each of our named executive officers increased in 2015 from 2014 because their compensation is largely incentive based and, for 2015, our results exceeded the performance targets established at the beginning of 2015 for annual cash incentive compensation and for long-term performance based equity incentive compensation. The increases in total compensation in 2015 compared to 2014 as reflected in the Summary Compensation Table below, excluding All Other Annual Compensation (which includes expatriate payments for assignment to Switzerland for our Chief Executive Officer), was approximately 52% for our Chairman and Chief Executive Officer, 53% for our President and Chief Operating Officer and 26% for our former Executive Vice President, Chief Financial Officer and Secretary.

EXECUTIVE COMPENSATION PRACTICES

WHAT WE DO

Reward performance, both annual and long-term, through incentive compensation.

Balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results.

Utilize multiple performance metrics to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of VASCO.

Have significant stock holdings by named executive officers.

Clawbacks under plans and grant agreements.

Multi-year vesting of equity awards.

WHAT WE DO NOT DO

No excessive perquisites for our named executive officers.

No special executive retirement programs that are specific to our named executive officers.

No hedging transactions or short sales allowed.

Consistent with our Compensation Program and Philosophy described below, the Compensation Committee designed 2015 total compensation potential for our named executive officers based largely on incentive compensation. Compensation is designed to create incentives for strong operational performance and for the long-term growth and value of the Company, thereby closely aligning the interests of management with the interests of our shareholders.

Approximately 80% of our named executive officers’ (not including the new Chief Financial Officer who began in the fourth quarter of 2015) target compensation was at risk in the form of performance-based cash bonus and equity awards. Performance targets for the 2015 annual cash bonus were based on VASCO’s annual budget and performance targets for the equity incentives were based on one-year and three-year revenue targets. Failure to meet the targets would result in reduced or no payment of cash bonus or issuance of shares. Overachievement of targets would result in the payment of cash or issuance of stock above the targeted amounts, subject to maximums.

Base salaries for named executive officers increased in 2015 from base salaries paid in 2014. There were increases of 11.1% for our CEO, 5.3% for our COO, and 5.9% for Mr. Bown, our retiring Executive Vice President and CFO.

The annual cash bonus opportunity for the named executive officers was based 75% on the achievement of a one-year revenue growth target and 25% on achievement of a target for annual operating income excluding amortization. The calculations of revenue and operating income for these purposes excluded revenue from acquisitions completed during 2015. The annual revenue and operating income targets were based on VASCO’s annual operating budget and performance at the target level was expected when the targets were set. As discussed more fully below, VASCO’s results in 2015 exceeded the cash bonus targets.

The long-term equity incentive awards for 2015 were all performance-based awards and were based 50% on the achievement of a one-year revenue target, and 50% on the achievement of a revenue target for the year ending December 31, 2017. Following achievement of the one-year revenue performance target, the earned restricted performance shares would be further subject to time-based vesting at the rate of an additional 25% per year for three years. The revenue target used for the one-year performance shares was the same as the revenue target used for annual cash incentive compensation in 2015. The three-year performance target was set using a compound annual growth rate in revenue over the performance period. If the three-year target is achieved, the performance shares will vest immediately. As discussed below, VASCO exceeded the one year performance share target, and the three year measurement period will not be completed until the end of 2017.

OVERVIEW OF COMPENSATION PROGRAM AND PHILOSOPHY

The following Compensation Discussion and Analysis describes the material components of compensation for our named executive officers who are the individuals who serve as our Chairman and Chief Executive Officer; President and Chief Operating Officer; and Executive Vice President, Chief Financial Officer and Secretary.

We operate in the very competitive information technology industry, specializing in internet security and services, which are growing fast and demand constant and market-leading innovation. To succeed in this environment, VASCO is required to attract, motivate, reward and retain highly talented and experienced executives and key employees.

Accordingly, the Compensation Committee is guided by the following principles:

•

Compensation should be based on the level of job responsibility, individual performance and Company performance. The greater the level of responsibility, the greater the proportion of compensation that should be linked to Company performance and stockholder returns, because of a greater ability to affect Company results.

•

Compensation should be aligned with the value of the job in the marketplace and should be designed to allow VASCO to attract, motivate and retain the caliber of executive talent that we require to succeed in our industry.

•	Compensation should reward performance, both annual and long-term. Accordingly, the Compensation Committee believes that a substantial portion of an executive officer’s compensation should be subject to achieving measurable performance criteria that are linked directly to the Company’s strategy and to stockholder value, and that a substantial portion of that performance-based compensation should be paid in the form of equity.

•

Exceptional performance, both for the individual and for VASCO, should be rewarded with a high level of performance-based compensation; likewise, when performance fails to meet expectations or lags benchmarks set by the Compensation Committee, the result should be compensation at a lower level.

•	Performance-based compensation should be based on measures that are simple to understand and that are directly tied to the Company’s long-term strategies and operational goals.

•

The objectives of pay-for-performance must be balanced with retention of key employees whose knowledge and experience are important to our long-term strategies and success. Even in periods of temporary downturns in Company performance, the level of compensation should ensure that our executives will remain motivated and committed to VASCO and the execution of our long-term strategies.

We use compensation data for a peer group of companies as a reasonableness standard in determining the types and amounts of compensation we believe are appropriate for our named executive officers. We do not target a percentile range within the peer group. The base salary of our CEO, COO and retiring Executive Vice President-CFO, Mr. Bown, were at the median, in the top quartile, and in the top quartile, respectively. The total targeted compensation of our CEO, COO and retiring Executive Vice President-CFO, respectively, were in the second quartile, third quartile, and third quartile. The compensation of our President and COO is established initially based upon U.S. compensation data, which is denominated in U.S. dollars, and then is converted on a one-for-one basis into Euros based on the Committee’s belief that the purchasing power of U.S. dollars and Euros are comparable in their respective domestic markets. Utilizing his dollar equivalent compensation, after conversion from Euros, his base and total compensation would each be in the top quartile.

In October 2015 the Company hired a new Chief Financial Officer, Mark Hoyt, who assumed his duties as Chief Financial Officer of the Company in November 2015. His compensation is set forth in his employment agreement (described below under “Employment Agreements”) and was negotiated by the Chairman of the Compensation Committee and Mr. Hoyt in light of market information for such positions and new hires provided by the search firm that assisted with Mr. Hoyt’s engagement. In addition, it was noted that Mr. Hoyt’s base salary and cash bonus approximate the median, and total targeted compensation, including his initial restricted stock grant, was in the first quartile.

We believe that our approach to setting targets with multiple performance measurement metrics assists in mitigating excessive risk-taking that could harm VASCO’s value or reward poor judgment by our executives. We have allocated compensation among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk taking, but to reward meeting strategic company goals that should enhance shareholder value over time. In addition, we believe that the mix of equity awards granted under our long-term incentive program, which includes awards with multi-year vesting, as well as the significant equity holdings of our named executive officers, also mitigates against risk that would not be justified by a longer-term investment horizon.

We do not consider the value of past awards when determining current compensation. Rather, our responsibility in setting compensation is to ensure that the expected values of the equity grants at the time they are received are reasonable.

THE COMPENSATION COMMITTEE’S PROCESSES AND PRACTICES

The Compensation Committee of our Board of Directors makes all determinations regarding the compensation of VASCO’s named executive officers including the evaluation and approval of compensation plans, policies and programs offered to our named executed officers. The Compensation Committee operates under a written charter adopted by our Board of Directors and is comprised entirely of independent, non-employee directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Compensation Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter.

Consideration of Company and Industry Performance

The Compensation Committee took into account the Company’s performance during 2014, its 2015 budget, and five-year plan as well as an analysis of its peer group in its compensation decisions, as described below:

•

Assessment of VASCO’s Performance. In 2015 we provided incentive compensation that would compensate the named executive officers for overall growth in VASCO’s business. We provided annual performance-based incentive cash compensation measured against the growth of our overall business in all sectors. Our annual cash bonus targets were based on total revenue and operating income excluding amortization. For the named executive officers’ performance-based equity compensation, we used a one-year revenue target as the Company’s performance measure for one half of the potential long-term incentive award, and a three-year revenue performance target that will be measured at December 31, 2017, for the other half of the potential long term incentive award. The annual revenue target was based on the approved operating budget for 2015, and the three-year revenue target was developed using a targeted compound annual growth rate applied to each of the three years.

•

Annual Performance Goals and Annual Assessments of Individual Performance. During February of each year, each of the named executive officers proposes for consideration by the Compensation Committee, annual goals (both individual and Company objectives) to be accomplished in the year. These goals are aligned with key Company strategic initiatives for the year. The proposed goals of each named executive officer, other than our Chief Executive Officer, are reviewed and discussed by the individual and our Chief Executive Officer before they are presented to the Compensation Committee. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee often seeks further input from our Chief Executive Officer in establishing the annual performance goals for the other named executive officers. The proposed annual goals are reviewed, adjusted as the Compensation Committee considers appropriate and approved by the Compensation Committee. Progress is reviewed during the “performance year,” including a year-end performance review. The conclusions that result from the year-end review are used as one of the factors considered in determining an executive’s base salary for the following year. A total annual incentive of 137.3% of target was earned for 2015, and no optional reduction was made.

•

Peer Analysis. In making compensation decisions, the Compensation Committee reviews targeted total compensation for our named executive officers against the total compensation paid by a peer group of publicly-traded software and internet security companies. This peer group, which is reviewed and updated by the Compensation Committee annually, consists of companies against whom VASCO competes for customers, talent and stockholder investment. The companies that were included in this peer group for purposes of determining 2015 compensation were determined by the Compensation Committee after consultation with Meridian Compensation Partners, LLC (“Meridian”) for establishing the prior year’s peer group, with consideration given to matters such as the relative size and stage of our development compared to others with whom we compete and the availability of compensation information for potential peer companies.

The peer group may change from year to year because compensation information at a potential peer company becomes available or unavailable (for example, information previously not available would become available once a company begins public filings, or information previously available could become unavailable if a company has been acquired and is no longer required to report such information publicly), because of a change in size of a potential peer company such that the Compensation Committee no longer considers it appropriate to consider the other company as a peer, or for other reasons determined appropriate by the Compensation Committee in its subjective judgment as it reviews potential peer companies. The Compensation Committee gathered information regarding the salary levels, bonus amounts, targeted bonus amounts and long-term equity award levels and types for executives at the peer group companies in positions comparable to those of the Company’s named executive officers. The data gathered was derived from information made publicly available in 2014 regarding compensation paid by the peer group companies in 2013 (2014 compensation data was utilized to the extent available at the time the Committee’s information was gathered in November 2014).

There were 16 companies in the peer group reviewed by the Compensation Committee as part of establishing 2015 compensation levels for the named executive officers:

Actuate Corp.	Broadsoft, Inc.	Callidus Software, Inc.	CommVault Systems, Inc.
FireEye, Inc.	Fortinet, Inc.	Guidance Software, Inc.	Imperva, Inc.
Interactive Intelligence Group, Inc.	Monotype Imaging Holdings, Inc.	Progress Software Corp.	Proofpoint, Inc.
Pros Holdings, Inc.	QAD Inc.	Qualys, Inc.	Seachange International Inc.

Although the Compensation Committee reviews the compensation practices of the companies in the peer group, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix or absolute value of compensation components. Instead the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer as well as the Company’s overall financial and competitive performance. The Compensation Committee believes that this flexibility is particularly important in designing compensation arrangements to attract and retain executives in a highly competitive and rapidly changing market.

Compensation Committee Processes and Practices

•

Meetings. The Compensation Committee meets several times each year (five times in 2015). Committee agendas are established by the Compensation Committee Chairman in consultation with the other Compensation Committee members.

•	In addition, the Compensation Committee uses the following which it believes support good practices:

Independent Committee Members. All the members of the Compensation Committee are outside directors and are independent.

Role of the Independent Consultant. The Compensation Committee regularly retains an independent consulting firm as the Committee believes it is warranted. The Compensation Committee’s Charter requires the Committee to assess various independence factors to better understand the level of independence of the consulting firm. It retained Meridian, an independent global human resources consulting firm, as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and in setting compensation for our named executive officers for 2014. Pursuant to Meridian’ retention arrangement, Meridian:

•	Provided information regarding potential peer companies for consideration by the Compensation Committee in establishing the peer company groups used in setting compensation levels for 2015; and

•	Provided information regarding compensation practices for senior management positions at the companies determined by the Compensation Committee to comprise the peer company group.

The use of the independent consultant provides additional assurance that VASCO’s executive compensation is reasonable and consistent with our objectives and the Compensation Committee’s guiding principles. The consultant reports directly to the Compensation Committee and does not provide any services to management.

•

Role of Management. The Compensation Committee makes all determinations regarding the compensation of the named executive officers. As discussed above in “Annual Performance Goals and Annual Assessments of Individual Performance,” each of the named executive officers proposes his own annual performance goals which are reviewed, discussed with the individual and ultimately, after any modifications that the Compensation Committee considers appropriate, approved by the Compensation Committee. Our Chief Executive Officer evaluates the performance of the other named executive officers as part of the interim progress reviews during the year and as part of the year-end performance review. The Compensation Committee considers the Chief Executive Officer’s evaluations and recommendations in setting compensation levels for the other named executive officers. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee reviews the Chief Executive Officer’s performance as compared to his performance goals at the same time as the performance of the other named executive officers is being reviewed, but without any recommendations by the Chief Executive Officer concerning his own performance. If it considers it appropriate to do so, the Compensation Committee may confer with the compensation consultant in connection with the year-end performance reviews and the setting of compensation levels (both total compensation and individual components thereof) for the succeeding year.

•

Evaluation of “Say on Pay” Advisory Vote. Our first advisory “say on pay” vote in 2011 resulted in over 94% of votes cast approving our compensation program for named executive officers, and our second advisory “say on pay” vote in 2014 resulted in almost 95% of votes cast approving our compensation program for named executive officers. In addition, consistent with the recommendation of management, stockholders voted for advisory “say on pay” voting every three years, and we have implemented that recommendation, which is evidenced by the occurrence of our second “say on pay” vote in 2014. We evaluated the results of the 2011 “say on pay” vote as part of the annual overall assessment of our compensation program for our named executive officers. Noting the support from stockholders for our program, we determined that it continues to satisfy our objectives and to remain consistent with our compensation philosophy. Accordingly, the Compensation Committee did not make any material changes in the overall compensation program for the named executive officers in 2015.

•

Claw Backs. The Company’s equity incentive plan, standard equity grant agreements and cash incentive compensation plan provide that if the Company determines that the grantee’s Wrongful Act (as defined in each plan) was a significant contributing factor to the Company or a subsidiary having to restate all or a portion of its financial statements, the Compensation Committee may determine that such grantee will forfeit and must repay to the Company any Common Stock, cash or other property paid in respect of any awarded share during the period beginning on the date the financial statements requiring restatement were originally released to the public or submitted to the Securities and Exchange Commission (whichever is earlier) and ending on the date the restated financial statements are filed with the Securities and Exchange Commission.

•

Executive Stock Ownership. The Compensation Committee reviews from time to time whether a stock ownership policy for VASCO’s executives is needed. It currently has not adopted a policy in light of the fact that VASCO’S CEO is VASCO’s largest shareholder and the named executive officers own VASCO Common Stock which at the closing share price, on December 31, 2015 of $16.73 would be a multiple of 345x, 21x, 2x, and 6x of the current base salaries of each of the CEO, COO, CFO and former Executive Vice President-CFO, respectively.

•

No hedging or pledging. The Company’s Officer and Director stock trading policy prohibits executives officers from the following trading activities in VASCO securities: short selling; buying or selling put options, call options or other derivative securities relating to the Company; engaging in hedging transactions, such as “costless collars” and forward sale contracts for Vasco securities; purchasing VASCO securities on margin; borrowing against Company securities in a margin account; or pledging VASCO securities.

•

Limited Excise Tax Gross-ups. The Company does not provide any excise tax gross-up for any payment that would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, except pursuant to Mr. Bown’s employment agreement entered into as of January 1, 2003, as amended effective December 31, 2008. Given Mr. Bown’s termination of employment those provisions will cease to apply to transactions occurring after May 31, 2017, the one year anniversary of Mr. Bown’s termination of employment with the Company.

END OF EXECUTIVE SUMMARY

WHAT WE PAY AND WHY: ELEMENTS OF COMPENSATION

The principal components of compensation for the named executive officers consist of base salary, annual cash incentive compensation and long-term incentive compensation.

NEO Compensation for FY 2014
Compensation Element	Description	Cash	Equity

Salary	Fixed annual cash pay based on scope of responsibilities and individual performance

Annual Incentive	Variable annual cash bonus tied to achievement of designated annual targets

Long-Term Incentive – One year Performance Stock with 3 year vesting, 25% per year	Variable performance-based stock program based on achievement of annual financial targets, if earned, vesting 25% when earned and 25% per year for three following years, which encourages and rewards continued service with the Company and long-term performance of our common stock

Long-Term Incentive – Three year Performance Stock	Variable performance-based stock program based on achievement of three-year financial targets, which encourages and rewards continued service with the Company and long-term performance of our common stock.

The target compensation package and relative mix of the principal components of compensation for each of the named executive officers is as follows:

[1]	Mark Hoyt began employment with the Company on October 5, 2015 and became Chief Financial Officer in November, 2015.

BASE SALARY

Base salary is the fixed element of the named executive officers’ annual cash compensation. The value of base salary recognizes the executive’s long-term performance, scope of responsibilities, capabilities and the market value of those capabilities. Salary increases are effective January 1st of each year.

In establishing the base salaries for 2015 for Messrs. Hunt, Valcke, and Bown, the Compensation Committee considered VASCO’s performance and each individual’s accomplishment of his annual personal goals that had been established for the preceding year, and its own subjective assessment of each individual’s performance. Based on the foregoing factors the base salaries of our named executives were increased 11.1%, 5.3%, and 5.9% respectively and were set as follows for 2015 (our President’s salary is set in Euros and then converted to U.S. Dollars.):

Name and Principal Position	Base Salary
T. Kendall Hunt	$450,000
Chairman and Chief Executive Officer
Jan Valcke	$465,400
President and Chief Operating Officer
Clifford K. Bown	$360,000
Former Executive Vice President, Chief Financial Officer and Secretary

In addition our new Chief Financial Officer, Mark Hoyt, who was hired in October 2015 has a base salary of $330,000 per year.

ANNUAL CASH INCENTIVE

For 2015 each of the named executive officers (other than the Company’s new CFO) were eligible to receive an annual cash bonus based on the Company’s achievement of an annual revenue target and an annual operating income (excluding amortization) target for the Company as a whole, that had been established by the Compensation Committee. The Compensation Committee, in its subjective judgment after reviewing estimated compensation for officers in comparable positions at peer group companies, established the 2015 annual cash bonus targets for each of the named executive officers as follows:

Name and Principal Position	Bonus at the Target Level	Percentage of Base Salary	Bonus Actually Earned
T. Kendall Hunt	$450,000	100%	$617,655
Chairman and Chief Executive Officer
Jan Valcke	$465,400	100%	$535,603
President and Chief Operating Officer
Clifford K. Bown	$306,000	85%	$420,006
Executive Vice President, Chief Financial Officer and Secretary

In addition our new Chief Financial Officer, Mark Hoyt, who was hired in October 2015 was guaranteed a pro rata bonus for 2015 equal to $53,000 or 65% of his base salary paid in 2015.

For 2015, the Compensation Committee, in its subjective judgment, determined that the annual cash bonus could be earned in whole or in part, based on the Company’s achievement of the following annual revenue target and annual operating income (excluding amortization) target.

•	Annual Revenue Component: 75% of the target award would be based on achievement of the annual revenue target; and

•	Annual Operating Income (excluding amortization) Component: The remaining 25% of the target award would be based on achievement of the annual operating income (excluding amortization) target.

Annual Revenue Component

The annual revenue target was derived from VASCO’s operating budget for 2015 and was approved by the Compensation Committee in February 2015. If the named executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the target revenue likely would not be achieved. Seventy five percent of the possible total target annual cash bonus award was based on achievement of an overall revenue target of $231,000,000 that was determined by the Compensation Committee in its subjective judgment. The following performance payout curve also was established by the Compensation Committee, in its subjective judgment, for performance at levels lower or higher than the revenue target, with a maximum payout if 2015 revenue was $246,000,000 or more:

Performance Level (2015 Revenue)	Level of Payout as a Percent of Target
Less than $221.00 million	0%
221.00 million	50%
231.00 million	100%
246.00 million or higher	150%

Payment for performance between stated levels would be interpolated.

In February 2016, the Compensation Committee determined that the Company’s annual revenue, adjusted for the acquisition of Silanis in 2015, was $240,902,000. Accordingly, each named executive officer was paid a cash bonus award with respect to the annual revenue component equal to 133% of such named executive officer’s targeted bonus for the revenue component, as follows:

•	Mr. Hunt—$448,905.

•

Mr. Valcke—$389,270. Mr. Valcke’s base salary is denominated and paid in Euros, and the economic value of his long-term incentive award was originally determined in Euros and has been converted to U.S. Dollars based on the exchange rate of $1.09 USD/Euro in effect on the date the award was made.

•	Mr. Bown—$305,256.

Annual Operating Income (excluding amortization) Component

The annual operating income (excluding amortization and results from any acquisition closed in 2015) component was also derived from VASCO’s operating budget for 2015. The annual operating income (excluding amortization and results from any acquisition closed in 2015) target of $46,000,000 based on that budget, was approved by the Compensation Committee, in its subjective judgment, in February 2015. If the executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the targeted operating income (excluding amortization) likely would not be achieved.

The Compensation Committee, in its subjective judgment, established the following payout curve for performance at levels lower or higher than the annual operating income (excluding amortization) target, with a maximum payout if 2015 operating income (excluding amortization) was $49,000,000 or more.

Performance Level (2015 Operating Income, excluding amortization)	Level of Payout as a Percent of Target
Less than $37.00 million	0%
$37.00 million	50%
$46.00 million	100%
$49.00 million or higher	150%

Payment for performance between stated levels would be interpolated.

In February 2016, the Compensation Committee reviewed the actual operating income (excluding amortization and results from any acquisition closed in 2015) for the year ended December 31, 2015, which was $57,345,000. Accordingly, the Compensation Committee determined, for the annual operating income (excluding amortization), each named executive officer was paid a cash bonus award equal to 150% of such named executive officer’s targeted bonus for the operating income component, as follows:

•	Mr. Hunt—$168,750.

•

Mr. Valcke—$146,333. Mr. Valcke’s base salary is denominated and paid in Euros, and the economic value of his long-term incentive award was originally determined in Euros and has been converted to U.S. Dollars based on the exchange rate of $1.09 USD/Euro in effect on the date the award was made.

•	Mr. Bown—$114,750.

LONG-TERM EQUITY COMPENSATION

Long-term incentive awards for 2015 were granted in January 2015 pursuant to our 2009 Equity Plan. The plan was designed to serve as a performance incentive to encourage our executives, key employees and others to acquire or increase a proprietary interest in VASCO’s success. These incentives promote a long-term perspective critical to continued success in our business. They also ensure that our leaders are focused on stockholder value. The Compensation Committee believes that, over a period of time, our stock performance will, to a great extent, be a direct result of our executives’ and key employees’ performance.

The 2009 Equity Plan provides that awards of stock-based compensation, including restricted stock and performance shares, may be granted at the discretion of the Compensation Committee, in such amounts and subject to such conditions as the Compensation Committee may determine in accordance with the plan.

In determining awards for 2015, the Compensation Committee reviewed long-term incentive compensation as part of total compensation based on comparisons with the peer companies provided by the consultant for the prior year. The Compensation Committee, in its subjective judgment, determined the target economic value of the long-term compensation award for each named executive officer as a percentage of the named executive officer’s base salary, as follows:

•	Mr. Hunt—$1,462,500, or 325% of base salary.

•

Mr. Valcke—$1,396,200, or 325% of base salary. Mr. Valcke’s base salary is denominated and paid in Euros, and the economic value of his long-term incentive award was originally determined in Euros and has been converted to U.S. Dollars based on the exchange rate of $1.20 USD/Euro in effect on the date the award was made.

•	Mr. Bown—$1,134,000, or 315% of base salary.

Fifty percent of the target economic value was granted as performance based on annual 2015 revenue, and 50% of the target economic value was granted as performance shares based on revenue for the year ended December 31, 2017.

The Performance Shares based on based on annual 2015 revenue are shares that would vest 25% when earned upon achievement of a one-year revenue target and 25% annually thereafter for three years. The performance shares based on revenue from 2015 through 2017 are vested when earned.

The Compensation Committee believed performance-based long-term incentives based on one-year and three-year performance measures, and time vesting, enhances the link between the creation of stockholder value and long-term executive compensation, provides increased equity ownership by the named executive officers and enables competitive levels of total compensation with an emphasis on payment for results. The Compensation Committee believes that the 50/50 mix of a one-year performance based award that vests over four years, if earned, and a performance-based award for the year ended December 31, 2017 appropriately aligned the named executive officers’ interests with those of our stockholders. As the economic turbulence of the prior few years appeared to have subsided, the Compensation Committee awarded a portion of Performance Shares based on three-year performance goals for long-term incentive awards. The Compensation Committee also believes that the inclusion of additional three-year time vesting on the one-year Performance Shares in the mix of equity awards mitigates risk and properly adjusts for the time horizon of risk, as these awards require an individual to remain in employment with VASCO for four years before an award is fully vested.

On the grant date, the economic value of the long-term incentive awards was converted into the equivalent number of shares by dividing the target economic value by the closing price of VASCO’s common stock on the grant date.

The Compensation Committee, in its subjective judgment, established the annual target for the one-year performance shares which it believed were aligned with the strategic plan and the Company’s 2015 budget. This target was based upon a one-year revenue metric. If the named executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the target revenue likely would not be achieved.

Following achievement of the applicable performance target at least at the threshold level (96% of target), the performance shares in that category would be further subject to time-based vesting at the rate of an additional 25% per year for three years.

The unvested portions of performance share awards granted in 2015 are subject to forfeiture upon the recipient’s cessation of service with VASCO. Upon a change in control of VASCO, (1) performance shares for which the performance period has not been completed will vest at the target (100%) level pro-rata based on the number of days elapsed in the performance period, and (2) restricted stock awards and performance shares for which the applicable performance target has been achieved but are subject to additional time vesting will vest in full if (a) they are not converted, assumed or replaced by the successor company, or (b) upon a termination of employment under certain circumstances within one year after the change in control. Mr. Bown, Vasco’s Executive Vice President and Chief Financial Officer announced his intention to retire from the Company, and for an orderly transition to his successor the Company and Mr. Bown entered into a Retention Agreement which revised the vesting of certain of his 2015 performance share awards. See “Employment Agreements” regarding the Retention Agreement.

One year Annual Revenue Target for Performance Shares

For 2015, the annual revenue target was derived from VASCO’s operating budget for 2015 and was approved by the Compensation Committee in February 2015. If the named executive officers failed to successfully execute or manage the key actions assumed for the budget, the target revenue likely would not be achieved. Fifty percent of the performance share award was based on achievement of a Vasco’s revenue target of $231,000,000 that was determined by the Compensation Committee in its subjective judgment. The following performance payout curve also was established by the Compensation Committee, in its subjective judgment, for performance at levels lower or higher than the 2015 revenue target, with a maximum payout if 2015 was $246,000,000 or more:

Performance Level (2015 Revenue)	Level of Payout as a Percent of Target
Less than $221.00 million	0%
$221.00 million	50%
$231.00 million	100%
$246.00 million or higher	150%

Payment for performance between stated levels would be interpolated.

In February 2016, the Compensation Committee determined that the annual revenue, adjusted for the acquisition of Silanis, was $240,902,000. Accordingly, each named executive officer earned Performance Share awards based on the 2015 annual revenue component at 133% of target, as follows, with 25% vested on issuance and the remainder vesting 25% per year over 3 years:

•	Mr. Hunt—35,859 shares of Vasco common stock.

•	Mr. Valcke—34,237 shares of Vasco common stock.

•	Mr. Bown—27,799 shares of Vasco common stock.

ADDITIONAL COMPENSATION ELEMENTS

Retirement Plans

VASCO does not provide retirement plans or pension plans for the named executive officers.

Perquisites and Other Personal Benefits

Mr. Valcke is provided use of a Company automobile.

Pursuant to the Swiss Assignment (as described further under “Employment Agreements”), Mr. Hunt was provided certain compensation and allowances for himself and his spouse, including a monthly cost-of-living allowance for costs of housing, utilities, transportation and goods and services, certain relocation expenses, reimbursement for up to four home leave trips each twelve months, medical coverage, tax return preparation and advisory services, tax equalization for income taxes, and a Medicare tax gross-up, in connection with his relocation to VASCO’s European headquarters in Zurich, Switzerland.

Change of Control and Severance Benefits

The Compensation Committee believes the severance and change in control benefits that our named executive officers receive are comparable with those benefits offered by our competitors and necessary to retain a talented executive team. The named executive officers’ possible severance and change in control benefits are described below under “Employment Agreements” and under “Potential Payments Upon Termination or Change-in-Control.” Only Mr. Bown, under his employment agreement entered into as of January 1, 2003, as amended effective December 31, 2008, is entitled to an excise tax gross-up in connection with a change in control, which will not apply to transactions occurring after May 31, 2017, the one year anniversary of Mr. Bown’s termination of employment with the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. An exception to this regulation is for performance-based compensation which meets certain requirements of the Internal Revenue Code. Awards made under the 1997 Stock Compensation Plan, the 2009 Equity Plan and the Executive Incentive Compensation Plan may qualify as performance-based compensation under Section 162(m). However, not all grants that may be made under these plans will meet, or all grants that have been made under these plans meet, all requirements for deductibility under Section 162(m) of the Internal Revenue Code. Unless the amounts involved become material, the Compensation Committee believes that it is more important to preserve its flexibility under the plans to craft appropriate incentive awards than to meet every requirement for deductibility with respect to every grant. The Compensation Committee continues to believe that this is not currently a significant issue, and continues to monitor the issue.

END OF ELEMENTS OF COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and, based on such review and discussions, recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Submitted by the Compensation Committee:

John N. Fox, Jr., Chairman

Michael P. Cullinane

Jean K. Holley

Matthew Moog

Summary Compensation Table

The following table provides selected information concerning compensation during the three fiscal years ended December 31, 2015 for services in all capacities to VASCO, by (1) the principal executive officer, (2) the principal financial officer, and (3) VASCO’s only other executive officer who served in positions other than principal executive officer or principal financial officer at the end of 2015 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary(1)		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compen sation(3)		All Other Annual Compen sation(4)	Total
T. Kendall Hunt Chairman and Chief Executive Officer	2015	$450,000		$1,462,850	$0	$617,655		$547,112	$3,077,617
	2014	405,000		648,148	0	607,500		535,928	2,196,576
	2013	405,000		648,092	0	93,560		614,742	1,761,394
Jan Valcke President and Chief Operating Officer	2015	$398,812	(5)	$1,396,652	$0	$535,603	(6)	$11,603	$2,342,670
	2014	453,900	(5)	531,898	0	540,600	(6)	13,905	1,540,303
	2013	450,840	(5)	512,278	0	106,820	(6)	13,812	1,083,750
Mark S. Hoyt Chief Financial Officer	2015	$80,173		$600,126	$0	$53,000		$2,397	$735,696
	2014	0		0	0	0		0	0
	2013	0		0	0	0		0	0
Clifford K. Bown Former Executive Vice President, Chief Financial Officer and Secretary	2015	$360,000		$682,176	$0	$420,006		$24,996	$1,487,178
	2014	340,000		391,025	0	433,500		(84,318)	1,080,207
	2013	340,000		391,038	0	66,762		15,592	813,392

(1)	Salary represents base salary earned in the fiscal year indicated.

(2)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Awards were granted under VASCO’s 2009 Equity Plan. Further information regarding the awards is presented below in the Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year-End Table.

(3)	Represents the annual cash bonus paid for performance relative to revenue and operating income targets as further described in the “Compensation Discussion and Analysis,” above.

(4)	The named executive officers’ “All Other Annual Compensation” for 2015 consisted of:

•

Mr. Hunt—Company matching 401(k) contributions of $4,594; imputed income from employee benefit insurance premiums made by the Company of $10,692; and allowances totaling $531,826 in connection with his assignment to oversee VASCO’s European headquarters in Zurich, Switzerland (consisting of $290,625 housing, transportation and cost-of-living allowances, travel expenses of $10,999, Swiss tax payments of $66,600, tax equalization of $151,104 and a Medicare tax gross up of $12,498 with respect to these allowances).

•	Mr. Valcke—$11,603 (or 10,416 Euros) car allowance, translated at the 2015 average exchange rate of 1.114USD/Euro.

•	Mr. Hoyt—Imputed income from employee benefit insurance premiums made by the Company of $2,397.

•

Mr. Bown—Company matching 401(k) contributions of $9,275, imputed income from employee benefit insurance premiums made by the Company of $7,268, Swiss tax payment payments of $18,539, tax equalization of ($10,297) and Medicare gross up of $211 related to his assignment to oversee VASCO’s European headquarters in Zurich, Switzerland.

(5)	Mr. Valcke’s salary is paid and denominated in Euros. His salary was € 358,000 in 2015 and € 340,000 in 2014 and 2013. The amounts in the Salary column reflect the Euros paid to Mr. Valcke converted into U.S. Dollars at the average exchange rate for 2015 (1.114 USD/Euro), 2014 (1.335 USD/Euro) and 2013 (1.326 USD/Euro), respectively.

(6)	Mr. Valcke’s annual cash bonus is paid and denominated in Euros. His annual cash bonus was € 491,379 for performance in 2015, € 510,000 for 2014, and € 78,544 for 2013. The amounts in the Non-Equity Incentive Compensation Plan Compensation column reflect Euros paid to Mr. Valcke converted into U.S. Dollars at the exchange rate of 1.09 USD/EUR for 2015, 1.06 USD/EUR for 2014, and 1.36 USD/EUR for 2013.

Grants of Plan-Based Awards

The following table sets forth all plan-based awards granted to the named executive officers during 2015.

GRANTS OF PLAN BASED AWARDS - 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Stock or		Grant Date Fair Value of
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	Units (#)		Stock Awards(6)
T. Kendall Hunt
Chairman and Chief	1/5/15	$225,000	(1)	$450,000	(1)	$675,000	(1)
Executive Officer	1/5/15							26,960	53,920	80,880			$1,462,850
	1/5/15										0		$—
Jan Valcke
President and Chief	1/5/15	$199,406	(1)(2)	$398,812	(1)(2)	$598,218	(1)(2)
Operating Officer	1/5/15							25,740	51,480	77,220			$1,396,652
	1/5/15										0		$—
Mark S. Hoyt
Chief Financial Officer	10/5/15	$—		$53,000	(3)	$—
	10/5/15							0	0	0
	10/5/15										34,490	(5)	$600,126
Clifford K. Bown
Former Executive Vice	1/5/15	$153,000	(1)	$306,000	(1)	$459,000	(1)
President, Chief	1/5/15							20,900	41,800	62,700			$1,134,034
Financial Officer and Secretary	1/5/15										0		$—

(1)	Represents the threshold, target and maximum award amounts that could have been paid out as a cash bonus award under VASCO’s annual cash incentive award program for performance in 2015 upon achievement of certain revenue and operating income target levels for the year. The target award amounts are based on percentages of each named executive officer’s actual base salary for 2015. Additional information regarding the annual cash incentive compensation is provided above in “Compensation Discussion and Analysis.”

(2)	Mr. Valcke’s annual cash bonus threshold, target and maximum award amounts are denominated in Euros. His amounts in the threshold, target and maximum columns reflect the U.S. Dollar values of such amounts, converted at the average exchange rate for 2015 (1.114 USD/Euro).

(3)	Mr. Hoyt’s annual cash bonus was guaranteed for 2015.

(4)	Performance shares are granted under the 2009 Equity Plan. Represents the threshold, target and maximum award amounts that could be paid under VASCO’s 2015 long term incentive award program for performance upon achievement of certain one-year revenue target levels for the year ending December 31, 2015 and certain compound annual growth rate of revenue targets for the three-year period ending December 31, 2017. The amounts in the “Target” column reflect the number of shares that would be received if the Company achieved 100% of the performance goal.

With respect to the one-year performance goal, Messrs. Hunt, Valcke and Bown would receive 0% of the shares if less than 95.7% of the performance goal is achieved, 50% of the shares if 95.7% of the performance goal is achieved (threshold), 100% of the shares if 100% of the performance goal is achieved (target), and 150% of the shares if at least 106.5% of the performance goal is achieved (maximum). The shares received for performance at a level between specifically stated performance percentages will be interpolated. The number of performance shares actually earned is 25% vested upon achievement of the applicable performance goal and are then further subject to time-based vesting at the rate of an additional 25% per year for three years if the individual remains in the continuous employment of VASCO, subject to acceleration of vesting under certain circumstances.

With respect to the three-year performance goal, Messrs. Hunt, Valcke and Bown would receive 0% of the shares if less than 87.5% of the performance goal is achieved, 50% of the shares if 87.5% of the performance goal is achieved (threshold), 100% of the shares if 100% of the performance goal is achieved (target), and 150% of the shares if at least 113.6% of the performance goal is achieved (maximum). The shares received for performance at a level between specifically stated performance percentages will be interpolated. The shares will vest immediately upon VASCO’s achievement of the compound annual growth rate of revenue target for the three year period ending December 31, 2017.

The unvested portion of the performance shares is subject to forfeiture upon the grantee’s cessation of service. Upon a change in control of VASCO prior to the end of the performance period, the performance shares will vest at the target level, pro-rata based on the number of days elapsed in the performance period. Upon a change in control after the end of the performance period, performance shares for which the applicable performance target has been achieved but are subject to additional time vesting will vest in full if (a) they are not converted, assumed or replaced by the successor company, or (b) upon a termination of employment under certain circumstances within one year after the change in control.

(5)	The Initial Grant of restricted stock shares awarded to Mr. Hoyt under the 2009 Equity Plan vests in equal semi-annual installments over four years from the grant date provided he remains in the continuous employment of the Company on each such date. The unvested portion of the restricted stock shares is subject to forfeiture upon cessation of service. The shares of restricted stock will vest 100% upon a change of control of VASCO, and certain other circumstances.

(6)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the restricted stock on the date the award was granted. The value is the product of the total number of shares granted multiplied by the closing stock price on the grant date of the award. This amount reflects the total cost that will be recognized on a straight line basis, in the financial statements, over the term of the award.

Employment Agreements

Each of our named executive officers is party to an employment agreement with VASCO. Each agreement provides for base salary, incentive compensation and severance compensation.

T. Kendall Hunt

Mr. Hunt’s employment agreement that was in effect for 2010 is dated November 20, 2002 (the “2002 Hunt Employment Agreement”). The 2002 Hunt Employment Agreement was amended effective December 31, 2008, to incorporate applicable provisions under Section 409A of the Internal Revenue Code and the regulations thereunder.

In December 2010, the 2002 Hunt Employment Agreement was amended and restated in its entirety effective as of January 1, 2011 (the “Amended and Restated Employment Agreement”). The Amended and Restated Employment Agreement has a three-year term and, among other things, provides for:

•	Mr. Hunt to serve as VASCO’s Chairman and Chief Executive Officer with his office at VASCO’s Oakbrook Terrace, Illinois Headquarters;

•

A minimum annual base salary of $390,000 which may not be decreased without Mr. Hunt’s consent, except for a reduction that is commensurate with and part of a general salary reduction program applicable to all senior executives of VASCO;

•	Mr. Hunt to participate in the VASCO Executive Incentive Plan, the VASCO 2009 Equity Incentive Plan and other employee benefit plans on the same basis as other senior executive officers;

•	At least four weeks of vacation per year, in accordance with VASCO’s vacation policy;

•

Payment of his base salary for 24 months, in addition to any amounts that may be payable to him under the Executive Incentive Plan, the 1997 Stock Compensation Plan, the 2009 Equity Incentive Plan, and any other employee benefit plan maintained by the Company, if Mr. Hunt’s employment with VASCO is terminated by the Company without cause (as defined in the Amended and Restated Employment Agreement) or if he resigns for good reason (as defined in the Amended and Restated Employment Agreement) and there has not been a change of control (as defined in the 2009 Equity Incentive Plan). If such a termination of employment occurs within 18 months after a change of control, he will also receive an additional amount equal to two times the amount payable to him under the Executive Incentive Plan in connection with a change in control and the payments will be made in a lump sum within 10 days after his termination of employment, rather than over 24 months. The severance payments described in this paragraph are conditioned upon Mr. Hunt’s execution and delivery of a separation agreement and release to the Company that complies with certain provisions of the Amended and Restated Employment Agreement;

•

Payment of his base salary through his termination date in addition to any amounts that may be payable to him under the Executive Incentive Plan, the 1997 Stock Compensation Plan, the 2009 Equity Incentive Plan, and any other employee benefit plan maintained by the Company, if Mr. Hunt’s employment with VASCO is terminated by VASCO for cause or on account of his disability, or if he were to resign without good reason or die;.

•	No excise tax gross-up for any payment that would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code;

•	Noncompetition, non-solicitation and non-interference with VASCO business relationships by Mr. Hunt during the 24-month period after his termination of employment for any reason; and

•	All payments to be made in compliance with Internal Revenue Code Section 409A.

On April 24, 2014, the Company and Mr. Hunt entered into the First Amendment to the Amended and Restated Employment Agreement (the “First Amendment”), which extends the term of the Amended and Restated Employment Agreement effective January 1, 2011 to January 1, 2015.

On November 24, 2014, the Company and Mr. Hunt entered into the Second Amendment to the Amended and Restated Employment Agreement, which extends the term of the Amended and Restated Employment Agreement to January 1, 2016.

On November 20, 2015, the Company and Mr. Hunt entered into the Third Amendment to the Amended and Restated Employment Agreement, which extends the term of the Amended and Restated Employment Agreement to January 1, 2017.

On February 15, 2011, the Company and Mr. Hunt entered into a letter agreement (the “Assignment Letter”) that outlines the terms and conditions of Mr. Hunt’s assignment (the “Swiss Assignment”) to the offices of VASCO Data Security International, GmbH in Zurich, Switzerland effective October 1, 2011. Mr. Hunt continues to serve as Chairman and Chief Executive Officer of VASCO while he is located in Switzerland. The Swiss Assignment expires concurrently with the end of the employment period under the Amended and Restated Employment Agreement. The Assignment Letter provides for certain additional payments, benefits and reimbursements to be provided to Mr. Hunt and his spouse in connection with his relocation to Switzerland and repatriation at the end of the Swiss Assignment including, among other things:

•	Reimbursement for actual and reasonable expenses incurred in connection with the relocation to Switzerland and repatriation to the U.S. at the end of the Swiss Assignment;

•	An allowance to cover furniture and home location costs at the beginning of the Swiss Assignment;

•	Reimbursement for up to four home leave trips each 12 months during the Swiss Assignment;

•	A monthly cost-of-living allowance for costs of housing, utilities, transportation and goods and services, which is to be reviewed annually;

•	Medical coverage in Switzerland; and

•	Tax return preparation and advisory services, and tax equalization for income taxes.

Jan Valcke

Mr. Valcke’s employment agreement was entered into effective June 29, 2005 and amended effective December 31, 2008. Under the terms of his employment agreement, as amended, in the event Mr. Valcke is terminated without cause or quits for good reason, he will still continue to receive his base salary over a 24-month period. If such a termination occurs within two years following a change in control of VASCO, then he will receive a lump sum payment equal to the present value of his base salary and any applicable incentive compensation at the rate then in effect, for a period of 24 months. If Mr. Valcke is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Valcke has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 12 or 24 months, depending on the nature of the termination.

Mark S. Hoyt

Mr. Hoyt’s employment agreement was entered into effective October 5, 2015. Under the terms of his employment agreement, in the event Mr. Hoyt is terminated without cause or quits for good reason, he will still continue to receive his base salary over a 12-month period. If such a termination occurs within eighteen months following a change in control of VASCO, then he will receive a lump sum payment equal to his base salary and any applicable incentive compensation at the rate then in effect. If Mr. Hoyt is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Hoyt has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either six or 12 months, depending on the nature of the termination.

Clifford K. Bown

Mr. Bown’s employment agreement is dated January 1, 2003, and was amended effective December 31, 2008, to incorporate applicable provisions under Section 409A of the Internal Revenue Code and the regulations thereunder. Under the terms of his agreement, in the event he is terminated without cause or quits for good reason, Mr. Bown will continue to receive his base salary over a 12-month period. If such a termination occurs within two years following a change in control of VASCO, he will receive a lump sum payment equal to the present value of his base salary and any applicable incentive compensation at the rate then in effect, for a period of 12 months. If any payment or benefit to be received by Mr. Bown would be subject to an excise tax under the

Internal Revenue Code, VASCO will increase the payments and benefits to Mr. Bown to reimburse him, on an after-tax basis, for the amount of such excise tax. If Mr. Bown is terminated for cause or quits without good reason, he will not be entitled to any severance compensation.

The Company entered into a Retention Agreement (the “Retention Agreement”) with Mr. Bown, dated March 16, 2015 (the “Effective Date”) to retain Mr. Bown up to May 31, 2016 (“Retention Date) during the search for Mr. Bown’s successor and to provide for an orderly transition period with his successor. The Retention Agreement amends Mr. Bown’s Employment Agreement with the Company and the applicable stock award agreements.

In consideration of Mr. Bown’s agreement to serve the Company until the earlier of 1) the Retention Date, 2) such time as the Company terminates his employment between the Effective Date and Retention Date without Cause (as defined in Mr. Bown’s Employment Agreement with the Company), or 3) such time as Mr. Bown terminates his employment between the Effective Date and Retention Date for Good Reason (as defined in Mr. Bown’s Employment Agreement with the Company as modified to reflect the Retention Agreement) (any such termination a “Qualifying Termination”), Mr. Bown is entitled to receive the following additional benefits: (i) the vesting of all of the remaining unvested shares of restricted stock of the Company granted to him on January 9, 2012 and January 7, 2013 (9,620 shares and 10,250 shares, respectively), (ii) the vesting of all unvested shares granted to Mr. Bown as a one-year restricted share performance award on January 6, 2014 (28,418 shares) (iii) the vesting of all unvested shares granted to him as a one-year restricted performance award on January 5, 2015 which due to the Company’s 2015 performance actually become “Earned Shares” under the applicable award agreement (regardless of whether Mr. Bown remains employed for all of 2015), and (iv) the vesting of all 25,260 unvested shares granted to Mr. Bown in a three-year restricted performance award on January 5, 2014 which could have been “Earned Shares” at target under the applicable award agreement.

Had the Qualifying Termination occurred in 2015, Mr. Bown would have received a lump sum payment of $750,000. Mr. Bown remains employed with the Company beyond 2015 and receives a base salary at an annual rate of $360,000 in 2016. If the Qualifying Termination occurs in 2016, Mr. Bown will receive a cash payment equal to $750,000 less the actual base salary paid to him during 2016.

Mr. Bown received a cash incentive bonus for 2015 based on the Company’s full year 2015 financial results. Had the Qualifying Termination occurred prior to the payment of the Company’s cash incentive bonuses for 2015, Mr. Bown would have been entitled to receive the bonus.

Mr. Bown has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period shall be through May 31, 2017.

2015 Awards

The terms of the award of annual cash incentive bonuses, restricted stock and performance shares are described above under “Compensation Discussion and Analysis” and in the footnotes to the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the aggregate number of outstanding equity awards held by the named executive officers as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares That Have Not Vested (#)
T. Kendall Hunt
Award Dated:
1/9/2012(1)	—	—	—	—	10,670	178,509	—
1/7/2013(1)	—	—	—	—	16,990	284,243	—
1/6/2014(5)	—	—	—	—	47,104	788,050	—
1/6/2014(6)	—	—	—	—	41,870	700,485	41,870
1/5/2015(8)	—	—	—	—	35,859	599,921	—
1/5/2015(9)	—	—	—	—	26,960	451,041	26,960
Jan Valcke
Award Dated:
1/9/2012(2)	—	—	—	—	7,470	124,973	—
1/7/2013(2)	—	—	—	—	13,430	224,684	—
1/6/2014(5)	—	—	—	—	38,655	646,698	—
1/6/2014(6)	—	—	—	—	34,360	574,843	34,360
1/5/2015(8)					34,237	572,785	—
1/5/2015(9)					25,740	430,630	25,740
Mark S. Hoyt
Award Dated:
10/5/2015(4)	—	—	—	—	34,490	577,018	—
Clifford K. Bown
Award Dated:
1/9/2012(3)	—	—	—	—	9,620	160,943	—
1/7/2013(3)	—	—	—	—	10,250	171,483	—
1/6/2014(5)	—	—	—	—	28,418	475,433	—
1/6/2014(7)	—	—	—	—	25,260	422,600	—
1/5/2015(8)	—	—	—	—	27,799	465,077	—

(1)	With respect to Mr. Hunt’s unvested restricted shares: (a) of those granted on January 9, 2012, 10,670 shares vested on January 9, 2016; (b) of those granted on January 7, 2013, 8,495 vested on January 7, 2016 and 8,495 will vest on January 7, 2017.

(2)	With respect to Mr. Valcke’s unvested restricted shares: (a) of those granted on January 9, 2012, 7,470 shares vested on January 9, 2016; (b) of those granted on January 7, 2013, 6,715 vested on January 7, 2016 and 6,715 will vest on January 7, 2017.

(3)	With respect to Mr. Bown’s unvested restricted shares: (a) of those granted on January 9, 2012, 9,620 shares vested on January 9, 2016; (b) of those granted on January 7, 2013, 5,125 vested on January 7, 2016 and 5,125 shares will vest upon the earlier of May 31, 2016 or all remaining unvested shares on the date of a Qualifying Termination as defined in Mr. Bown’s Retention Agreement dated as of the 16th day of March 2015.

(4)	With respect to Mr. Hoyt’s unvested restricted shares: 4,312 shares vested on April 5, 2016 and 4,312 shares will vest on October 5, 2016, and 4,311 shares will vest on each of April 5, 2017, October 5, 2017, April 5, 2018, October 5, 2018, April 5, 2019, and October 5, 2019.

(5)	Represents performance shares that were earned upon VASCO’s achievement of a one-year revenue target for the fiscal year ending December 31, 2014; for Mr. Hunt, 15,701 shares vested on January 6, 2016, 15,701 shares will vest on January 6, 2017, and 15,702 shares will vest on January 6, 2018; for Mr. Valcke, 12,885 shares vested on January 6, 2016, and 12,885 shares will vest on each of January 6, 2017 and January 6, 2018; and for Mr. Bown, 9,472 shares vested on January 6, 2016, and 18,946 shares will vest upon the earlier of May 31, 2016 or all remaining unvested shares on the date of a Qualifying Termination as defined in Mr. Bown’s Retention Agreement dated as of the 16th day of March 2015.

(6)	Represents the target level of performance shares that will vest upon VASCO’s achievement of a compound annual growth rate of revenue for the three year period ending December 31, 2016.

(7)

Represents the number of performance shares that could have been earned at target upon VASCO’s achievement of a compound annual growth rate of revenue for the three year period ending December 31, 2016. All shares vest upon the earlier of May 31, 2016 or the date of a Qualifying Termination as defined in Mr. Bown’s Retention Agreement dated as of the 16th day of March 2015.

(8)	Represents performance shares that were earned upon VASCO’s achievement of a one-year revenue target for the fiscal year ending December 31, 2015; for Mr. Hunt, 8,965 shares vested on January 5, 2016, 8,965 shares will vest on each of January 5, 2017, and January 5, 2018 and 8,964 shares will vest on January 6, 2019; for Mr. Valcke, 8,559 shares vested on January 5, 2016, and 8,559 shares will vest on each of January 6, 2017 and January 6, 2018, and 8,560 shares will vest on January 5, 2019; and for Mr. Bown, 6,950 shares vested on January 6, 2016, and 20,849 shares will vest upon the earlier of May 31, 2016 or all remaining unvested shares on the date of a Qualifying Termination as defined in Mr. Bown’s Retention Agreement dated as of the 16th day of March 2015.

(9)	Represents the target level of performance shares that will vest upon VASCO’s achievement of a compound annual growth rate of revenue for the three year period ending December 31, 2017.

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and stock awards vested in the year ended December 31, 2015 held by the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
T. Kendall Hunt	0	$0	56,024	$1,369,137
Chairman and Chief Executive Officer
Jan Valcke	0	$0	42,157	$1,024,691
President and Chief Operating Officer
Mark S. Hoyt	0	$0	0	$0
Chief Financial Officer
Clifford K. Bown	0	$0	35,552	$869,068
Former Executive Vice President and Chief Financial Officer

Potential Payments Upon Termination or Change-in-Control

The following paragraphs and tables describe the potential payments and benefits to which the named executive officers would be entitled from the Company pursuant to their employment agreements in effect on December 31, 2015 and the Company’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2015, or upon a change in control of the Company, if such change in control had occurred as of December 31, 2015.

For purposes of the following table, and its footnotes, all terms used with respect to events of termination or change in control shall have the following meanings unless otherwise indicated:

•

“Cause” under Mr. Hunt’s and Mr. Hoyt’s employment agreements in effect on December 31, 2015 means: (i) he materially breaches his obligations under the employment agreement, VASCO’s Code of Conduct and Ethics or an established policy of the Company; (ii) he engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud, or serious or willful misconduct in connection with his job duties, or engages in unethical or immoral conduct that, in the reasonable judgment of the Compensation Committee, could injure the integrity, character or reputation of the Company; (iii) he fails or refuses to perform or habitually neglects, his duties and responsibilities under the agreement (other than on account of disability) and continues such failure, refusal or neglect after having been given written notice by the Company that specifies what duties he failed to perform and an opportunity to cure of 30 days; (iv) he uses or discloses confidential information or trade secrets other than in the furtherance of the Company’s business interests, or other violation of a fiduciary duty to the Company; or (v) he fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies his failure to cooperate and an opportunity to cure of 10 days.

•

“Cause” under Mr. Valcke’s, Mr. Hoyt’s and Mr. Bown’s employment agreements in effect on December 31, 2015 means: (i) any act by the named executive officer that constitutes fraud, dishonesty, bad faith or a felony toward the Company; (ii) the conviction of the named executive officer of a felony or crime involving moral turpitude; (iii) the named executive officer entering into any transaction or contractual relationship causing diversion of business opportunity from the Company (other than on behalf of the company, or with the prior written consent of the Board of the Company); or (iv) the named executive officer’s willful and continued neglect of his material duties after 30 days written notice to the named executive officer by the Board. Mr. Valcke’s employment agreement also defines “Cause” to include a violation of the Company’s Code of Conduct and Ethics.

•	“Good Reason” under Mr. Hunt’s employment agreement in effect on December 31, 2015 means:

(i)	a failure to provide the compensation and benefits required by this Agreement, including a reduction in his base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company;

(ii)	a failure to appoint or elect him as Chief Executive Officer of the Company, Chairman of the Board or a member of the Board during the employment period;

(iii)	any material diminution of his authority, duties or responsibilities; or

(iv)	the Company requiring him to be based at any office or location other than the office occupied by him in Oakbrook Terrace, Illinois as of January 1, 2015 or a reasonably comparable office located within a 40-mile radius of such current office (the Swiss Assignment Letter provides for his temporary relocation to Zurich, Switzerland).

•	“Good Reason” under Mr. Valcke’s, and Mr. Bown’s employment agreements in effect on December 31, 2015 means:

(i)	the assignment to the named executive officer of any duties inconsistent in any respect with the named executive officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the named executive officer;

(ii)	any failure by the Company to comply with any provision of any employment agreement entered into between the named executive officer and the Company (or any direct or indirect subsidiary thereof) other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the named executive officer; or

(iii)	any failure by the Company to continue at least its customary base compensation payments to the named executive officer.

•	“Good Reason” under Mr. Hoyt’s employment agreement in effect on December 31, 2015 means:

(i)	failure to provide the compensation and benefits required by this Agreement, including the 2015 Bonus or the 2016 Bonus;

(ii)	a reduction in Executive’s Base Salary below the Base Salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company or agreed to in writing by Executive;

(iii)	failure to appoint or elect Executive as Chief Financial Officer of the Company;

(iv)	any material diminution of Executive’s authority, duties or responsibilities

(v)	the Company requiring Executive to be based at any office or location other than the office occupied by Executive in Oakbrook Terrace, Illinois as of the Effective Date or a reasonably comparable office located within a 40-mile radius of such current office;

Any good faith determination of “Good Reason” made by Mr. Valcke or Mr. Bown is conclusive.

•	“Change in Control” under Mr. Valcke’s employment agreement in effect on December 31, 2015 and under the 1997 Stock Compensation Plan means:

(i)	The acquisition by any person of securities after which such person is the beneficial owner of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not trigger a Change in Control: (A) any acquisition directly from the Company other than in connection with the acquisition by the Company or its affiliates of a business, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) noted below, and (F) an acquisition by a person who was a beneficial owner of more than 20% of the Outstanding Common Stock at April 1, 1999 such acquisition, together with all other acquisitions of such person, does not constitute more than 5% of the then Outstanding Common Stock or does not result in such person’s beneficial ownership exceeding his or her percentage of the Outstanding Common Stock beneficially owned at April 1, 1999;

(ii)	Individuals who, as of April 1, 1999, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii)	Consummation of a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (which shall include for these purposes, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination and any person beneficially owning, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)	Approval by our stockholders of a complete liquidation or dissolution of the Company other than to a corporation which would satisfy the requirements of clauses (A), (B) and (C) of subsection (iii) noted above, assuming for this purpose that such liquidation or dissolution was a Business Combination.

•

“Change in Control” under Mr. Hunt’s and Mr. Hoyt’s employment agreements in effect on December 31, 2015 and the 2009 Equity Plan and the Executive Incentive Plan means the occurrence of any of the following events:

(i)

An acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 40% of either (1) the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise, exchange or conversion of any Convertible Securities unless such securities were themselves acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by T. Kendall Hunt or any of his affiliates, or (D) any acquisition by any Person pursuant to which (y) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entirety resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (z) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction; or

(ii)	within any period of 12 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) ceases for any reason to constitute at least a majority of the Board; provided, however, for purposes hereof, that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)	the consummation of (1) a reorganization or consolidation of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole to a Person or Persons who are not “related persons” as defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(B); except in each a case a transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entirety resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (B) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction; or

(iv)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (other than to an entity pursuant to a transaction which would comply with (A) and (B) of proviso (iii) above), assuming for this purpose that such transaction would otherwise be a Change of Control pursuant to (iii) above.

For purposes of the definition of “Change of Control” under Mr. Hunt’s and Mr. Hoyt’s employment agreements, the 2009 Equity Plan and the Executive Incentive Plan, a series of transactions undertaken with a common purpose shall be treated as a single transaction that begins on the consummation of the first transaction in the series and ends at the consummation of the last transaction in the series.

The amounts in the table below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

	Termination by company without Cause or by named executive officer for Good Reason, without a Change in Control	Termination by company without Cause or by named executive officer for Good Reason, following a Change in Control	Change in control
T. Kendall Hunt, Chairman and Chief Executive Officer
Base salary(1)	$900,000	$900,000	$—
Annual cash bonus(3)	—	900,000	—
Stock options(5)	—	—	—
Restricted stock(6)	—	1,850,723	1,850,723
Performance shares(7)	—	612,491	612,491
Total	$900,000	$4,263,214	$2,463,214
Jan Valcke, President and Chief Operating Officer
Base salary(1)(10)	$782,588	$782,588	$—
Annual cash bonus(3)(10)	—	782,588	—
Stock options(5)	—	—	—
Restricted stock(8)	—	1,569,140	1,569,140
Performance shares(9)	—	522,574	522,574
Total	$782,588	$3,656,890	$2,091,714
Mark S. Hoyt, Chief Financial Officer
Base salary(1)	$330,000	$330,000	$—
Annual cash bonus(3)		214,500
Stock options(5)
Restricted stock(11)		577,018	577,018
Total	$330,000	$1,121,518	$577,018
Clifford K. Bown, Former Executive Vice President, Chief Financial Officer and Secretary
Retention payment (2)	$750,000	$750,000
Annual cash bonus(4)	306,000	306,000
Stock options(5)	—	—	—
Restricted stock(12)	1,695,535	1,695,535	1,695,535
Excise tax gross-up(13)	—	—	—
Total	$2,751,535	$2,751,535	$1,695,535

(1)

Upon a termination of Mr. Hunt’s employment without Cause or a termination for Good Reason by Mr. Hunt, he will receive an amount equal to two years of his then current base salary payable in monthly installments over two years. When a termination results from a termination without Cause or a termination for Good Reason by Mr. Hunt within 18 months following a Change in Control, Mr. Hunt instead will receive a lump sum payment equal to two times his annual base salary. In the case of Mr. Valcke and Mr. Hoyt, pursuant to his employment agreement, the named executive officer will continue to receive regular payments of his base salary at the rate in effect at the time of termination, for his severance period. The severance period for Mr. Valcke is 24 months. The severance period for Mr. Hoyt is 12 months. In the case of Mr. Valcke and

Mr. Hoyt, when termination results from a termination without Cause or a termination for Good Reason by the named executive officer within two years following a Change in Control for Mr. Valcke, or eighteen months for Mr. Hoyt, the named executive officer instead will receive a lump sum payment equal to the present value of the stream of such monthly payments. The lump sum payment will not be made until more than six months have elapsed after the termination date. Each named executive officer is subject to certain non-competition restrictions for a fixed period based on the nature of his termination.

(2)	Upon a termination of Mr. Bown’s employment without Cause or a termination for Good Reason by Mr. Bown, he will receive a lump sum payment of $750,000 less the base salary paid to him in 2016.

(3)	Upon a termination of Mr. Hunt’s employment without Cause or a termination for Good Reason by Mr. Hunt, he will receive an amount equal to the amount (if any) then payable to him under the Executive Incentive Plan in accordance with the terms and conditions of the plan and any applicable award. When a termination results from a termination without Cause or a termination for Good Reason by Mr. Hunt within 18 months following a Change of Control, Mr. Hunt will receive an additional amount equal to two times the amount payable to him under the Executive Incentive Plan in connection with a Change in Control. In the case of Mr. Valcke and Mr. Hoyt, pursuant to his employment agreement, the named executive officer will receive a lump sum payment equal to the present value of his regular incentive compensation payments for his severance period. The lump sum payment will not be made until more than six months have elapsed after the termination date. For purposes of this table, the incentive compensation payment is based on the annual cash bonus that the named executive officer would have received for performance at the target level for 2015.

(4)	Upon a termination of Mr. Bown’s employment without Cause or a termination for Good Reason by Mr. Bown, he will receive an amount equal to the amount (if any) then payable to him under the Executive Incentive Plan in accordance with the terms and conditions of the plan and any applicable award.

(5)	There are no exercisable stock options for Mr. Hunt, Mr. Valcke, Mr. Hoyt, or Mr. Bown at December 31, 2015.

(6)	Represents the value of 110,623 shares of restricted stock held by Mr. Hunt on December 31, 2015, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2015 ($16.73 per share).

(7)	Represents the value of 68,830 shares of performance stock held by Mr. Hunt on December 31, 2015, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2015 ($16.73 per share).

(8)	Represents the value of 93,792 shares of restricted stock held by Mr. Valcke on December 31, 2015, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2015 ($16.73 per share).

(9)	Represents the value of 60,100 shares of performance stock held by Mr. Valcke on December 31, 2015, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2015 ($16.73 per share).

(10)	Mr. Valcke’s cash compensation, including his base salary and annual cash bonus, is paid and denominated in Euros. These amounts reflect the U.S. Dollar equivalent of his base salary and incentive compensation converted from Euros based on the exchange rate on December 31, 2015 (1.093 USD/Euro).

(11)	Represents the value of 34,490 shares of restricted stock held by Mr. Hoyt on December 31, 2015, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2015 ($16.73 per share).

(12)	Represents the value of 101,347 shares of restricted stock held by Mr. Bown on December 31, 2015, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2015 ($16.73 per share).

(13)	In the case of Mr. Bown, represents an amount to cover the “gross up” for excise taxes imposed under the Internal Revenue Code on payments and benefits received by the named executive officer, in order to preserve the after-tax value of such payments and benefits to the named executive officer, if applicable.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation for 2015, our Compensation Committee sought to provide our directors with a total economic value that adequately compensates them for the time and efforts expended in serving on the Board and committees of the Board, and that aligns director compensation with the interests of the Company’s stockholders. The Board approved the following compensation for non-employee directors for 2015:

Director annual retainer:	$50,000
Audit Committee chairman fee:	$12,500
Audit Committee membership fee:	$4,000
Compensation Committee chairman fee:	$10,000
Compensation Committee membership fee:	$3,000
Corporation Governance and Nominating Committee chairman fee:	$7,500
Corporation Governance and Nominating Committee membership fee:	$3,000
Non-cash equity component:	$100,000

We do not pay separate director fees for meeting attendance. For 2015, the chairman fees, committee membership fees and annual retainers were paid on a quarterly basis in cash.

The non-cash equity component was granted on January 5, 2015 to each of the non-employee directors in the form of 3,690 shares of deferred common stock. The awards vested and became nonforfeitable on January 5, 2016, on the first anniversary date of the grant. Vesting is accelerated upon death, disability or change in control. Payment of each director’s equity award(s) are deferred until the earlier of the director’s cessation of service or a change in control.

Director Stock Ownership Policy

As a consequence of almost two-thirds (2/3) of the directors’ fees being payable in deferred common stock, all of the directors, except for Mr. Moog who joined the Board in December 2012, have over 84,000 shares of vested deferred common stock. Based upon the closing share price on December 31, 2015 of $16.73 per share, this represents approximately $1,405,000 of common stock for each director, other than Mr. Moog, or approximately eight times their total annual director fees. The Board has adopted a stock ownership policy to reflect such practice. The policy provides that a Director’s annual retainer shall be paid in part in deferred stock equal in value to at least 50% of such Director’s aggregate annual retainer (excluding amounts payable for Committee Chair or membership) until the Director holds stock valued at no less than three times the Board’s aggregate annual retainer (excluding amounts payable for Committee Chair or membership).

Director Stock Trading Policy

The Company’s Officer and Director stock trading policy prohibits officers from the following trading activities in VASCO securities: short selling; buying or selling put options, call options, or other derivative securities relating to the Company; engaging in hedging transactions, such as “costless collars” and forward sales contracts for VASCO securities; purchasing VASCO securities on margin; borrowing against Company securities in a margin account; or pledging VASCO securities.

Director Compensation Table

The table below sets forth the fees earned by each non-employee director in 2015.

Name(1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)	Total
Michael Cullinane	$68,500	$100,110	$168,610
John Fox	$67,000	$100,110	$167,110
Jean Holley	$64,500	$100,110	$164,610
Matthew Moog	$60,000	$100,110	$160,110

(1)	The aggregate number of unvested stock awards outstanding on December 31, 2015 for each of the Company’s non-employee directors was 3,690 deferred shares. The deferred shares are discussed further in “Compensation of Directors,” above, and in footnotes 3 and 4, below.

(2)	Includes annual retainer and fees for committee memberships and chairmanships.

(3)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(4)	On January 5, 2015, each of the Company’s non-employee directors, Messrs. Cullinane, Fox and Moog and Ms. Holley, each were awarded 3,690 shares of deferred common stock, as described above under “Compensation of Directors.” The grant date value of each director’s award calculated in accordance with FASB ASC Topic 718 was $100,110. All awards were granted under VASCO’s 2009 Equity Plan.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Mr. Cullinane, Mr. Fox, Ms. Holley and Mr. Moog. None of these individuals were at any time during fiscal year 2015 or were formerly an officer or employee of VASCO. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for consideration at and for inclusion in our proxy statement relating to the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement relating to our 2017 annual meeting of stockholders, stockholder proposals must be received by the Company at our principal executive offices not less than 120 days prior to May 1, 2017 and must otherwise comply with the requirements of Rule 14a-8 and of the Company’s By-laws. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting; the written notice must include the information required by Article I, Section 10 of the Company’s By-laws. A copy of the Company’s By-laws is available on our website, www.vasco.com/investors in the corporate governance section of our investor relations webpage.

PROXY SOLICITATION

Proxies will be solicited by the Company by mail. Proxies may also be solicited by directors, officers or regular employees personally or by mail, telephone or telegraph, but such individuals will not be specially compensated for these services. Brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock, and the Company will reimburse them for their expenses in doing so. The full cost of the preparation and mailing of the Proxy Statement and accompanying materials and the related proxy solicitations will be borne by the Company.

TRANSACTIONS WITH RELATED PERSONS

We have not established a formal policy for the review of related person transactions because such transactions are generally prohibited under paragraph 5 of our Code of Ethics and Conduct, which is applicable to all of our directors and employees. A copy of the Code of Ethics and Conduct is available on our website, www.vasco.com/investors in the corporate governance section of our investor relations webpage.

In addition to having all directors and employees certify their compliance with the Code of Ethics and Conduct on an annual basis, each director and executive officer of the Company responds annually to a list of questions in connection with the preparation of our Proxy Statement and our Annual Report on Form 10-K. These questions include inquiries with respect to related person transactions reportable pursuant Item 404(a) of Regulation S-K. Each director and executive officer is obligated to notify VASCO immediately of any subsequent changes to the information provided in his or her responses to the question.

Should a related person transaction be identified through any of the aforementioned means, the Board of Directors or a committee of independent directors, as appropriate, would review the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms or written representations that no reports under Section 16(a) were required, we believe that, for the year ended December 31, 2015, all of the Company’s directors, executive officers and greater than

10% beneficial owners complied with Section 16(a) filing requirements applicable to them with the exception of the following; on January 27, 2016, Jean K. Holley, Director, filed a Form 5. The Form 5 disclosed a previously unreported sale of 505 shares sold June 1, 2015.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Secretary (telephone number: (630) 932-8844. If you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting our Secretary in the same manner.

By Order of the Board of Directors,

Mark S. Hoyt

Secretary

Oakbrook Terrace, Illinois

April 26, 2016

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

02 0000000000

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000291527_1 R1.0.1.25

111234567812345678123456781234567812345678123456781234567812345678NAMETHE COMPANY NAME INC.—COMMON 123,456,789,012.12345THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345THE COMPANY NAME INC.—401 K 123,456,789,012.12345?x02 0000000000JOB #1 OF 21 OF 2 PAGESHARESCUSIP #SEQUENCE #THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateCONTROL #SHARESTo withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below.0 0 00 0 00000291527_1 R1.0.1.25For Withhold For AllAll All ExceptThe Board of Directors recommends you vote FORthe following:1. Election of DirectorsNominees01 T. Kendall Hunt 02 Michael P. Cullinane 03 John N. Fox, Jr. 04 Jean K. Holley 05 Matthew MoogVasco Data Security International, Inc.1901 S Meyers RoadSuite 210Oakbrook Terrace, IL 60181-5206Investor Address Line 1Investor Address Line 2Investor Address Line 3Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON A1A 1A1Investor Address Line 1Investor Address Line 2Investor Address Line 3Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON A1A 1A1VOTE BY INTERNET—www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 P.M. Eastern Time the day before the cut-off date ormeeting date. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE—1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.The Board of Directors recommends you vote FOR the following proposal: For Against Abstain2. Ratify the appointment of KPMG LLP as independent registered accounting firm for the fiscal year endingDecember 31, 2016.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing asattorney, executor, administrator, or other fiduciary, please give fulltitle as such. Joint owners should each sign personally. All holders mustsign. If a corporation or partnership, please sign in full corporate orpartnership name, by authorized officer.

0000291527_2 R1.0.1.25Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.comVASCO DATA SECURITY INTERNATIONAL, INC.Annual Meeting of StockholdersJune 15, 2016 10:00 AMThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoints T. Kendall Hunt and Mark S. Hoyt, or either of them, as proxies, each withthe power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on thereverse side of this ballot, all of the shares of common stock of VASCO DATA SECURITY INTERNATIONAL,INC., a Delaware corporation, that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholdersto be held at 10:00 AM, CDT on June 15, 2016, at 1901 S. Meyers Road, Oakbrook Terrace, IL 60181, and anyadjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction ismade, this proxy will be voted FOR the election of directors of the nominees named in Proposal 1 andFOR the approval of Proposal 2, in accordance with the Board of Directors’ recommendations. In theirdiscretion, the proxies are authorized to vote upon such other business as may properly come before themeeting or any adjournment thereof. At this time, management knows of no such other business.Continued and to be signed on reverse side